PRESS RELEASE

Contact:  Anthony DiSandro
          President and CEO
          PSB Bancorp, Inc.
          215-979-7910


  PSB Bancorp, Inc. Closes Acquisition of Jade Financial Corp.

     PSB Bancorp, Inc. (NASDAQ/NMS: PSBI) announced today that it completed its previously announced acquisition of Jade Financial Corp. and its wholly-owned subsidiary, IGA Federal Savings Bank on June 29, 2001 in a cash transaction valued at approximately $24.1 million. All Jade shareholders, except its Employee Stock Ownership Plan ("ESOP"), will receive cash consideration. The Jade ESOP shareholders will receive cash or PSB stock with the choice between cash and stock to be determined by the Jade ESOP shareholders on an individual basis.

     In connection with the transaction, Jade's wholly-owned subsidiary IGA Federal Savings Bank merged with and into PSB's wholly-owned subsidiary, First Penn with the commercial bank charter of First Penn Bank surviving the merger.

     Anthony DiSandro, President and CEO of PSB, stated: "We are delighted with this acquisition which represents a significant step in our commitment to profitably expand our franchise. The acquisition will be immediately accretive to our earnings per share. It will diversify our loan portfolio, bolster our core deposit base, and will provide the customers of the combined company with a wide array of products and services. The acquisition will also expand our market presence in the counties surrounding Philadelphia by increasing our branch system from seven offices to twelve offices."

     Based on March 31, 2001 financial statements, the combined company has approximately $470 million of total assets, total deposits of $391 million, and shareholders' equity of $37 million. PSB expects to release its results for the second quarter of 2001 later this month.




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